Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Autocallable Securities linked to the shares of the iShares® Silver Trust due February 22, 2018	$1,261,000.00	$172.00
Trigger Autocallable Securities linked to the shares of the Market Vectors® Gold Miners ETF due February 22, 2018	$5,913,500.00	$806.60

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 17, 2012)

UBS AG Trigger Autocallable Optimization Securities

UBS AG $1,261,000 Securities linked to the iShares® Silver Trust due February 22, 2018

UBS AG $5,913,500 Securities linked to the Market Vectors® Gold Miners ETF due February 22, 2018

Investment Description

UBS AG Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the shares of a specific exchange traded fund (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will remain flat or increase during the term of the Securities. If the underlying equity closes at or above the initial price on any observation date (quarterly, beginning after one year), UBS will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return. The call return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, UBS will either repay the full principal amount or, if the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — UBS will automatically call the Securities for a call price equal to the principal amount plus a call return if the closing price of the underlying equity on any observation date (quarterly, beginning after one year) is equal to or greater than the initial price. The call return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final valuation date, UBS will pay you the principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	February 15, 2013
Settlement Date	February 21, 2013
Observation Dates*	Quarterly, after 1 year (see page 4)
Final Valuation Date*	February 15, 2018
Maturity Date*	February 22, 2018

*	Subject to postponement in the event of a market disruption event, as described in the TAOS product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE TRIGGER AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These terms relate to two separate Securities we are offering. Each of the two Securities is linked to the shares of a different exchange traded fund and each of the two Securities has its own call return rate, initial price and trigger price. Each of the Securities is offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of the other Security.

Underlying Equities	Ticker	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
iShares® Silver Trust	SLV	8.00% per annum*	$28.85	$18.18, which is 63% of the Initial Price	90271B488	US90271B4885
Market Vectors® Gold Miners ETF	GDX	8.00% per annum*	$39.89	$24.33, which is 61% of the Initial Price	90271B470	US90271B4703
*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Autocallable Optimization Securities (“TAOS”) product supplement relating to the Securities, dated January 17, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the iShares® Silver Trust	$1,261,000.00	$10.00	$31,525.00	$0.25	$1,229,475.00	$9.75
Securities linked to the Market Vectors® Gold Miners ETF	$5,913,500.00	$10.00	$147,837.50	$0.25	$5,765,662.50	$9.75

UBS Financial Services Inc.	UBS Investment Bank
Pricing Supplement dated February 15, 2013

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TAOS product supplement dated January 17, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512013091/d281716d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Optimization Securities” or the “Securities” refer to two different Securities that are offered hereby. Also, references to the “TAOS product supplement” mean the UBS product supplement, dated January 17, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the applicable call return.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You would be willing to invest in the Securities based on the trigger price listed herein.

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You would be unwilling to invest in the Securities based on the trigger price listed herein.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 5 years, unless called earlier.
Underlying Equities	The shares of a specific exchange traded fund, as indicated on the first page of this pricing supplement.
Call Feature	The Securities will be called if the closing price of the underlying equity on any observation date (quarterly, beginning after one year) is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon the rate of (i) 8.00% per annum for Securities linked to the iShares® Silver Trust and (ii) 8.00% per annum for Securities linked to the Market Vectors® Gold Miners ETF.
Call Price	The call price equals the principal amount per Security plus the applicable call return.

The table below reflects a call return rate of 8.00% per annum for Securities linked to the iShares® Silver Trust.

Observation Date(1)	Call Settlement Date	Call Return	Call Price (per Security)
February 24, 2014	February 26, 2014	8.0000%	$10.8000
May 15, 2014	May 19, 2014	10.000%	$11.0000
August 15, 2014	August 19, 2014	12.0000%	$11.2000
November 17, 2014	November 19, 2014	14.0000%	$11.4000
February 17, 2015	February 19, 2015	16.0000%	$11.6000
May 15, 2015	May 19, 2015	18.0000%	$11.8000
August 17, 2015	August 19, 2015	20.0000%	$12.0000
November 16, 2015	November 18, 2015	22.0000%	$12.2000
February 16, 2016	February 18, 2016	24.0000%	$12.4000
May 16, 2016	May 18, 2016	26.0000%	$12.6000
August 15, 2016	August 17, 2016	28.0000%	$12.8000
November 15, 2016	November 17, 2016	30.0000%	$13.0000
February 15, 2017	February 17, 2017	32.0000%	$13.2000
May 15, 2017	May 17, 2017	34.0000%	$13.4000
August 15, 2017	August 17, 2017	36.0000%	$13.6000
November 15, 2017	November 17, 2017	38.0000%	$13.8000
February 15, 2018	February 22, 2018	40.0000%	$14.0000

The table below reflects a call return rate of 8.00% per annum for Securities linked to the Market Vectors® Gold Miners ETF.

Observation Date(1)	Call Settlement Date	Call Return	Call Price (per Security)
February 24, 2014	February 26, 2014	8.0000%	$10.8000
May 15, 2014	May 19, 2014	10.000%	$11.0000
August 15, 2014	August 19, 2014	12.0000%	$11.2000
November 17, 2014	November 19, 2014	14.0000%	$11.4000
February 17, 2015	February 19, 2015	16.0000%	$11.6000
May 15, 2015	May 19, 2015	18.0000%	$11.8000
August 17, 2015	August 19, 2015	20.0000%	$12.0000
November 16, 2015	November 18, 2015	22.0000%	$12.2000
February 16, 2016	February 18, 2016	24.0000%	$12.4000
May 16, 2016	May 18, 2016	26.0000%	$12.6000
August 15, 2016	August 17, 2016	28.0000%	$12.8000
November 15, 2016	November 17, 2016	30.0000%	$13.0000
February 15, 2017	February 17, 2017	32.0000%	$13.2000
May 15, 2017	May 17, 2017	34.0000%	$13.4000
August 15, 2017	August 17, 2017	36.0000%	$13.6000
November 15, 2017	November 17, 2017	38.0000%	$13.8000
February 15, 2018	February 22, 2018	40.0000%	$14.0000

Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash equal to the principal amount: $10.00.

If the Securities have not been called and the final price is less than the trigger price, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return).

Underlying Return	Final Price – Initial Price
Initial Price
Trigger Price	A percentage of the initial price, as specified on the first page of this pricing supplement, (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Initial Price	The closing price of the underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)	Subject to the market disruption event provisions set forth in the TAOS product supplement beginning on page PS-32.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in each of the Securities is not equivalent to investing in each of the underlying equities. These risks are explained in more detail in the “Risk Factors” section of the TAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price.

♦

Your potential return on the Securities is limited to the call return — The return potential of the Securities is limited to the call return regardless of the appreciation of the underlying equity. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, you may be exposed to the decline of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is a fixed amount, an equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as 1 year after issuance, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity or the stocks included in the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity or the stocks included in the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Securities are not automatically called, you will not receive any positive return on your Securities and you may lose some or all of your initial investment.

♦

There is no affiliation between UBS and the issuers of the constituent stocks of the underlying equity (the “underlying equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers — For Securities linked to GDX, we are not affiliated with the underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity constituent stock issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity or the underlying equity constituent stock issuers. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity constituent stock issuers. The underlying equity constituent stock issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price or trigger price. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

Failure of the underlying equity to track the level of the underlying index — While the underlying equity is designed and intended to track the level of a specific index (an ”underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦

The value of the iShares® Silver Trust (“SLV Trust”) is not necessarily representative of the silver industry — The Securities linked to the SLV Trust are not necessarily representative of the silver industry. The performance of the SLV Trust may not fully replicate the performance of the price of silver due to the fees and expenses charged by the SLV Trust or by restrictions on access to silver or due to other circumstances. The SLV Trust does not generate any income and as the SLV Trust regularly sells silver to pay for its ongoing expenses, the amount of silver represented by the SLV Trust has gradually declined over time. The SLV Trust sells silver to pay expenses on an ongoing basis irrespective of whether the trading price of the SLV Trust rises or falls in response to changes in the price of silver. The sale of the SLV Trust’s silver to pay expenses at a time of low silver prices could adversely affect the value of the SLV Trust. Additionally, there is a risk that part or all of the SLV Trust’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

♦

Risks associated with an investment concentrated in a single commodity — The SLV Trust is linked exclusively to the price of silver. An investment in securities linked to the performance of the SLV Trust lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. The price of silver may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the performance of the Securities linked to the SLV Trust are based on the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad based commodity index.

♦

Risks in securities relating to commodities trading on the London Bullion Market Association — The Securities linked to the SLV Trust are subject to risks relating to commodities trading on the London Bullion Market Association. The value of the SLV Trust is closely related to the price of silver. Silver is traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

♦

There are risks associated with investments in securities with concentration in the gold and silver mining industry — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors® Gold Miners ETF (‘‘GDX Fund’’) are stocks of companies primarily engaged in the mining of gold or silver. The shares of the GDX Fund may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the GDX Fund primarily invests in stocks and American depositary receipts of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the GDX Fund, and the value of Securities linked to the GDX Fund, are subject to certain risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.

♦

The GDX Fund does not measure the performance of gold bullion — The GDX Fund measures the performance of shares of gold and silver mining companies and not gold bullion. Therefore the GDX Fund may under- or over-perform gold bullion over the short-term or the long-term.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms are listed on the first page of this pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Initial Price:	$60.00
Call Return Rate:	8.00% per annum (or 2.00% per quarterly period)
Observation Dates:	Quarterly, beginning after 1 year
Trigger Price:	$39.00 (which is 65% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$65.00 (at or above Initial Price, Securities are called)
Call Price (per Security):	$10.80

Since the Securities are called on the first observation date (which is approximately one year after the trade date), UBS will pay you on the call settlement date a total call price of $10.80 per $10.00 principal amount (8.00% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$55.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$50.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$65.00 (at or above Initial Price, Securities are called)

Call Price (per Security):	$14.00

Since the Securities are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $14.00 per $10.00 principal amount (40.00% return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price

Closing Price at first Observation Date:	$55.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$50.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$40.00 (below Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Since the Securities are not called and the final price is above or equal to the trigger price, at maturity UBS will pay you a total of $10.00 per $10.00 principal amount (a zero percent return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price

Closing Price at first Observation Date:	$55.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$50.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$35.00 (below Initial Price and Trigger Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$24.00 (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return)
$10.00 + ($10 × -60%)
$10.00 – $6.00
$4.00

Since the Securities are not called and the final price is below the trigger price, at maturity UBS will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

Information about the Underlying Equities

All disclosures contained in this pricing supplement regarding each underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equities. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equities.

Included on the following pages is a brief description of each underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2009, 2010, 2011 and 2012. Partial data is provided for the first calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each of the underlying equities is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares ® Silver Trust

We have derived all information contained herein regarding the iShares® Silver Trust (the “SLV Trust”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Asset Management International Inc., the sponsor of the SLV Trust. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SLV Trust.

The SLV Trust is one of the separate investment portfolios that constitute the iShares Trust. The SLV Trust is a grantor trust designed to provide investors with a means to invest in silver and seeks to mirror as closely as possible the price of silver bullion. The SLV Trust holds silver bars and issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The SLV Trust’s silver and other assets are valued on the basis on each day’s announced London Fix, the price for an ounce of silver set by three market making members of the London Bullion Market Association. The SLV trust is not actively managed.

Information provided by the SLV Trust with the SEC under the Securities Act of 1933 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-177170 and 001-32863. The SLV Trust’s website is http://us.ishares.com/product_info/fund/overview/SLV.htm. Shares of the SLV Trust are listed on the NYSE Arca under ticker symbol “SLV.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the SLV Trust. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the SLV Trust.

Historical Information

The following table sets forth the quarterly high and low closing prices for the SLV Trust, based on the daily closing prices on the primary exchange for the SLV Trust. We obtained the closing prices below based on daily closing prices as reported on Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the SLV Trust on February 15, 2013 was $28.85. Past performance of the SLV Trust is not indicative of the future performance of the SLV Trust.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$14.34	$10.43	$12.80
4/1/2009	6/30/2009	$15.75	$11.67	$13.38
7/1/2009	9/30/2009	$17.14	$12.50	$16.38
10/1/2009	12/31/2009	$18.89	$15.82	$16.57
1/4/2010	3/31/2010	$18.44	$14.75	$17.14
4/1/2010	6/30/2010	$19.12	$17.08	$18.21
7/1/2010	9/30/2010	$21.40	$17.16	$21.31
10/1/2010	12/31/2010	$30.18	$21.51	$30.18
1/3/2011	3/31/2011	$36.79	$26.23	$36.79
4/1/2011	6/30/2011	$47.23	$32.63	$33.85
7/1/2011	9/30/2011	$42.63	$28.85	$28.93
10/3/2011	12/30/2011	$34.29	$26.25	$26.94
1/3/2012	3/30/2012	$35.83	$27.91	$31.37
4/2/2012	6/30/2012	$32.05	$25.63	$26.65
7/2/2012	9/28/2012	$33.70	$26.06	$33.48
10/1/2012	12/31/2012	$33.93	$28.94	$29.35
1/2/2013*	2/15/2013*	$31.19	$28.85	$28.85

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through February 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the SLV Trust from April 28, 2006 through February 15, 2013, based on information from Bloomberg. The dotted line represents the trigger price of $18.18, which is equal to 63% of the closing price on February 15, 2013. Past performance of the SLV Trust is not indicative of the future performance of the SLV Trust.

Market Vectors® Gold Miners ETF

We have derived all information contained herein regarding the Market Vectors® Gold Miners ETF (the “GDX Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by the Market Vectors ETF Trust (the “Trust”), Van Eck Securities Corporation, and Van Eck Associates Corporation (“Van Eck”). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund.

The GDX Fund is an investment portfolio maintained and managed by the Trust and advised by Van Eck. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDX Fund. The GDX Fund seeks to replicate the performance of the NYSE Arca Gold Miners Index (the “Index”) by investing in a portfolio of securities that generally replicates the Index. The Index, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and American depository receipts (“ADRs”) of publicly traded companies involved primarily in mining for gold. The Index includes common stocks and ADRs of selected companies with market capitalizations greater than $100 million that have an average daily volume of at least 50,000 shares over the past six months. The GDX Fund is passively managed and may not hold each Index component in the same weighting as the Index. The GDX Fund is classified as a “nondiversified” investment company under the Investment Company Act of 1940.

As of December 31, 2012, the net expense ratio of the GDX Fund is expected to accrue at an annual rate of 0.52% of the GDX Fund’s daily net asset value. Expenses of the GDX Fund reduce the net value of the assets held by the GDX Fund and, therefore, reduce value of the shares of the GDX Fund.

As of December 31, 2012, the GDX Fund’s five largest company holdings include: Barrick Gold Corporation (12.07%), Goldcorp Inc. (10.33%), Newmont Mining Corporation (7.97%), AngloGold Ashanti Ltd. ADS (5.21%) and Kinross Gold Corporation (4.94%).

Information filed by the Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-123257 and 811-10325. The GDX Fund’s website is http://www.vaneck.com/funds/GDX.aspx. Shares of the GDX Fund are listed on the NYSE Arca under ticker symbol “GDX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the GDX Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the GDX Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the GDX Fund, based on the daily closing prices on the primary exchange for the GDX Fund. We obtained the closing prices below based on daily closing prices as reported on Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the GDX Fund on February 15, 2013 was $39.89. Past performance of the GDX Fund is not indicative of the future performance of the GDX Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$38.57	$28.20	$36.88
4/1/2009	6/30/2009	$44.55	$30.95	$37.76
7/1/2009	9/30/2009	$48.00	$35.14	$45.29
10/1/2009	12/31/2009	$54.78	$41.87	$46.21
1/4/2010	3/31/2010	$50.17	$40.22	$44.41
4/1/2010	6/30/2010	$54.07	$46.36	$51.96
7/1/2010	9/30/2010	$56.66	$47.09	$55.93
10/1/2010	12/31/2010	$63.80	$54.28	$61.47
1/3/2011	3/31/2011	$60.79	$53.12	$60.06
4/1/2011	6/30/2011	$63.95	$51.80	$54.59
7/1/2011	9/30/2011	$66.69	$53.75	$55.19
10/3/2011	12/30/2011	$63.32	$50.07	$51.43
1/3/2012	3/30/2012	$57.47	$48.75	$49.57
4/2/2012	6/30/2012	$50.37	$39.34	$44.77
7/2/2012	9/28/2012	$54.81	$40.70	$53.71
10/1/2012	12/31/2012	$54.25	$44.85	$46.39
1/2/2013*	2/15/2013*	$47.08	$39.89	$39.89

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through February 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the GDX Fund from May 22, 2006 through February 15, 2013, based on information from Bloomberg. The dotted line represents the trigger price of $24.33, which is equal to 61% of the closing price on February 15, 2013. Past performance of the GDX Fund is not indicative of the future performance of the GDX Fund.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-49 of the TAOS product supplement including possible treatment as a ‘constructive ownership transaction’ subject to the constructive ownership rules of Section 1260 of the Code, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that similarly do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Non-U.S. Holders.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

The Issuer is a foreign financial institution (“FFI”) for the purposes of FATCA. If the Issuer agrees to provide certain information on its account holders pursuant to a FATCA agreement with the IRS (i.e., the Issuer is a “Participating FFI”) then withholding may be triggered if: (i) the Issuer has a positive “pass-thru payment percentage” (as determined under FATCA), (ii) (a) an investor does not provide information sufficient for the relevant Participating FFI to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States Account” of the Issuer, (b) an investor does not consent, where necessary, to have its information disclosed to the IRS or (c) any FFI that is an investor, or through which payment on the Securities is made, is not a Participating FFI.

An investor that is not a Participating FFI that is withheld upon generally will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles the investor to a reduced rate of tax on the payment that was subject to withholding under FATCA, provided the required information is furnished in a timely manner to the IRS.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.